Exhibit 5.2

10/F, China Pacific Insurance Plaza, 28 Fengsheng Hutong, Xicheng District, Beijing 100032, China

Tel.: +8610 5776-3888, Fax: +8610 5776-3777

北京Beijing – 上海 Shanghai – 深圳 Shenzhen – 成都 Chengdu – 香港 Hong Kong

[    ] [    ], 2019

E-Home Household Service Holdings Limited

Floor 9, Building 14, HaixiBaiyue Town

No. 14 Duyuan Road, Luozhou Town

Cangshan District, Fuzhou City 350001

People’s Republic of China

We are qualified lawyers of the People’s Republic of China (the “PRC”, for the purpose of this letter, excluding the regions of Hong Kong SAR, Macao SAR and Taiwan region). We have acted as PRC legal counsel for E-Home Household Service Holdings Limited (the “Company”), a company incorporated under the laws of the Cayman Islands, in connection with the proposed initial public offering (the “Offering”) by the Company of a number of ordinary shares, par value $0.0001 per share (the “Ordinary Shares”) pursuant to a registration statement on Form F-1 including all amendments or supplements thereto (the “Registration Statement”) filed with the Securities and Exchange Commission ( the “SEC”) under the Securities Act of 1933, as amended (the “Act”), and the Company’s proposed list of the Ordinary Shares on Nasdaq Capital Market (the “Listing”).

For the purpose of the Offering and the Listing, we have been requested to issue this letter with regard to the PRC laws, regulations, rules, orders, decrees, guidelines or notices effective as at the date hereof (the “PRC Laws”, there is no assurance that any of such PRC Laws will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect) relating to certain PRC legal matters set forth below.

A.	Definitions

As used herein, the following terms are defined as follows:

“Company”	refers to E-Home Household Service Holdings Limited

“E-Home Pingtan”	refers to Pingtan Comprehensive Experimental Area E Home Service Co., Ltd., a PRC company

“Fuzhou Bangchang”	refers to Fuzhou Bangchang Technology Co., Ltd., a PRC company

“Government Agency”	refers to any competent government authorities, courts, arbitration commissions, or any legal body exercising or entitled to exercise any administrative, judicial, legislative, police, regulatory or tax authority or power of the similar nature in the PRC.

“Governmental Authorization”	refers to any approval, consent, permit, authorization, filing, registration, exemption, certificates, permission, waiver, endorsement, annual inspection, qualification or license required by the applicable PRC Laws to be obtained from or with any Government Agency.

“PRC Group Entities”	refer to the WFOE (as defined below), the VIE Entities, and its material PRC subsidiaries listed in Appendix A.

“Prospectus”	refers to the prospectus, including all amendments or supplements thereto, that forms part of the Registration Statement.

“VIE Agreements”	refer to certain agreements listed in Appendix B entered into among the WFOE, the VIE Entities, their respective shareholders, and other parties.

“VIE Entities”	refers to Pingtan Comprehensive Experimental Area E Home Service Co., Ltd. And Fuzhou Bangchang Technology Co., Ltd.

“WFOE”	refers to E-Home Household Service Technology Co., Ltd.

B.	PRC Laws

This Opinion is rendered on the basis of the PRC laws, regulations, rules, orders, decrees, guidelines or notices effective and publicly available as of the date hereof and there is no assurance that any PRC Laws will not be changed, amended or replaced in the future with or without retrospective effect.

We do not purport to be an expert on or to be generally familiar with or qualified to express legal opinions based on any laws other than the PRC Laws. Accordingly, we express or imply no opinion directly or indirectly on the laws of any jurisdiction other than the PRC.

C.	Documents and Assumptions

For the purpose of giving this opinion, we have examined the Registration Statement, the originals or copies of documents provided to us by the Company and such other documents, corporate records, certificates, approvals and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion (the “Documents”).

Without prejudice to the foregoing, we have also made due inquiries as to other facts and questions of law as we have deemed necessary in order to render this opinion.

A company search conducted in the Companies Registry of the PRC (the “Companies Registry”) is limited in respect to the information it produces. Further, a company search does not determine conclusively whether or not an order has been made or a resolution has been passed for the winding up of a company or for the appointment of a liquidator or other person to control the assets of a company, as notice of such matters might not be filed immediately and, once filed, might not appear immediately on a company’s public file. Moreover, a company search carried out in the PRC is unlikely to reveal any information as to any such procedure initiated by the Company in any other jurisdiction.

For the purpose of this opinion we have assumed:

(a)	the genuineness of all signatures and seals, the conformity to originals of all documents purporting to be copies of originals and the authenticity of the originals of the Documents;

(b)	that the documents containing resolutions of directors and shareholders, respectively, or extracts of minutes of meetings of the directors and meetings of the shareholders, respectively accurately and genuinely represent proceedings of meetings of the directors and of meetings of shareholders, respectively, of which adequate notice was either given or waived, and any necessary quorum present throughout;

(c)	the accuracy and completeness of all factual representations (if any) made in the Documents;

(d)	that insofar as any obligation under the Documents is to be performed in any jurisdiction outside PRC, its performance will not be illegal or unenforceable by virtue of the law of that jurisdiction;

(e)	that the information disclosed by the company searches referred to above is accurate and complete as at the time of this opinion and conforms to records maintained by the Company and that, in the case of the company search, the search did not fail to disclose any information which had been filed with or delivered to the Companies Registry but had not been processed at the time when the search was conducted; and

(f)	that there has been no change in the information contained in the latest records of the Company under the Companies Registry made up to the issuance of this opinion.

D.	Opinions

Based upon and subject to the foregoing descriptions, assumptions and further subject to the qualifications set forth below, we are of the opinion that as at the date hereof:

1)	Each of the PRC Group Entities has been duly organized and is validly existing as a limited liability company with full legal person status and is in good standing under the PRC Laws. According to applicable PRC Laws, the registered capital only need to be subscribed when registered at the competent Government Agency, and shall be fully paid before the date as specified in articles of association. To the best of our knowledge after due and reasonable inquiries, except E-Home Pingtan, the registered capital of PRC Group Entities has not been fully paid, which does not violate their respective articles of association and applicable PRC Laws. All the equity interest in the registered capital of each of the PRC Group Entities is owned by its shareholders currently registered with the competent administration of industry and commerce. The current articles of association and the business license of each of the PRC Group Entities comply with applicable PRC Laws and are in full force and effect.

2)	To the best of our knowledge after due and reasonable inquiries, none of the PRC Group Entities has taken any action nor have any steps been taken or legal or administrative proceedings been commenced or threatened for the winding up, dissolution, bankruptcy or liquidation, or for the appointment of a liquidation committee of any of the PRC Group Entities, or for the suspension, withdrawal, revocation or cancellation of any of the business licenses of the PRC Group Entities.

3)	The corporate structure of the PRC Group Entities as described in the Prospectus is in compliance with applicable regulatory requirements set forth in the PRC Laws.

4)	Appendix B sets forth a true, complete and correct list of all the current VIE Agreements. Each of the VIE Agreements has been duly authorized, executed and delivered by the parties thereto, each PRC Group Entity or PRC individual has the power and capacity (corporate or otherwise) to enter into and to perform its obligations under such VIE Agreement; each of the VIE Agreements constitutes a legal, valid and binding obligation of the parties thereto, enforceable against such parties in accordance with its terms and does not violate any explicit requirements of the applicable PRC Laws. No further Governmental Authorizations are required under the applicable PRC Laws in connection with the VIE Agreements or the performance of the terms thereof. The determination that the Company is the primary beneficiary and the consolidation of the financial results of the PRC Group Entities are not in contrary to the restrictions placed on foreign ownership and investments in the PRC.

5)	To the best of our knowledge after due and reasonable inquiries, there are no legal, governmental, administrative or arbitrative proceedings, actions, proceedings, initiatives, decisions, rulings, demands or orders before any competent court or arbitration body of the PRC or before or by any competent Governmental Agency pending or threatened against, or involving the business or assets of any PRC Group Entity.

6)	Unless otherwise disclosed in the Prospectus, if any, each PRC Group Entities has completed all relevant registration, reporting, filing and other procedures required under applicable SAFE Rules and Regulations. The principal shareholders who directly or indirectly hold shares in the Company and who are known to us as being PRC residents are in the process of applying the foreign exchange registrations required in connection with the recent corporate restructuring.

7)	On August 8, 2006, the PRC Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission (“CSRC”) and the State Administration of Foreign Exchange jointly promulgated the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the “M&A Rules”). The M&A Rules require offshore special purpose vehicles formed for overseas listing purposes through acquisitions of PRC domestic companies and controlled by PRC companies or individuals to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange. The Company is not a special purpose vehicle formed for the purpose of acquiring domestic companies that are controlled by its PRC individual shareholders, as the company acquired contractual control rather than equity interests in its domestic affiliated entities, therefore the requirement of the M&A Rules is not applicable to the Company and the Company is not required to submit an application to CSRC for the approval of the distribution and the listing and trading of the Ordinary Shares on the Nasdaq.

8)	PRC courts may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or the Cayman Islands.

9)	All statements set forth in the Prospectus under the captions “Prospectus Summary”, “Risk Factors”, “Corporate History and Structure”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Our Business”, “Management”, “Principal Shareholders”, “Related Party Transactions”, “Description of Share Capital”, and “Taxation —PRC Taxation”, in each case insofar as such statements describe or summarize PRC legal or regulatory matters, or documents, agreements or proceedings governed by PRC Laws, are true and accurate in all material aspects, and are fairly disclosed and correctly set forth therein, and nothing has been omitted from such statements which would make the same misleading in all material aspects.

E.	Certain Limitations and Qualifications

Our opinion is subject to the following qualifications:

(a)	This Opinion is limited to matters of PRC Law in effect on the date of this Opinion.

(b)	This Opinion is subject to the restrictions of the legally vested discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC.

(c)	This Opinion relates only to PRC Laws and we express no opinion as to any laws other than PRC Laws.

(d)	This Opinion is intended to be used in the context which is specially referred to herein and each section should be considered as a whole and no part should be extracted and referred to independently.

(e)	This Opinion is issued based on our understanding of the current PRC Laws. For matters not explicitly provided under the current PRC Laws, the interpretation, implementation and application of the specific requirements under the PRC Laws are subject to the final discretion of competent PRC legislative, administrative and judicial authorities.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Yours sincerely,

Tian Yuan Law Firm

Appendix A

List of PRC Group Entities

1.	E-Home Household Service Technology Co., Ltd. (亿家快服（平潭）科技有限公司)

2.	Fuzhou Bangchang Technology Co. Ltd. (福州邦昌科技有限公司)

3.	Pingtan Comprehensive Experimental Area E Home Service Co., Ltd.( 平潭综合实验区e家家居服务股份有限公司)

4.	Fuzhou Yonghengxin Electric Co., Ltd.(福州永恒鑫电器有限公司)

5.	Pingtan Comprehensive Experimental Area Yili Sending Co., Ltd.(平潭综合实验区一里送装有限公司)

6.	Fujian Happiness Yijia Family Service Co., Ltd.(福建幸福亿家家庭服务有限公司)

7.	Fuzhou Yiyanbao Information Technology Co., Ltd (福州易延保信息科技有限公司)

8.	YaXing Human Resource Management (Pingtan) Co., Ltd (亚星人力资源管理（平潭）有限公司)

9.	Pingtan Comprehensive Experimental Area E Home Service Co., Ltd. Ningbo Branch( 平潭综合实验区e家家居服务股份有限公司宁波分公司)

10.	Pingtan Comprehensive Experimental Area E Home Service Co., Ltd. Guangxi Branch( 平潭综合实验区e家家居服务股份有限公司广西分公司)

11.	Pingtan Comprehensive Experimental Area E Household Service Co., Ltd. Xian Branch( 平潭综合实验区e家家居服务股份有限公司西安分公司)

12.	Pingtan Comprehensive Experimental Area E Home Service Co., Ltd. Fuzhou Branch( 平潭综合实验区e家家居服务股份有限公司福州分公司)

Appendix B

List of VIE Agreements

1.	Exclusive Business Cooperation Agreement, dated February 22, 2019, between WFOE and E-Home Pingtan;

2.	Exclusive Option Agreement, dated February 22, 2019, among WFOE, E-Home Pingtan. and the shareholders of E-Home Pingtan;

3.	Equity Interest Pledge Agreement, dated February 22, 2019, among WFOE, E-Home Pingtan. and the shareholders of E-Home Pingtan;

4.	Voting Rights Proxy and Financial Supporting Agreement, dated February 22, 2019, among WFOE, E-Home Pingtan. and the shareholders of E-Home Pingtan

5.	Exclusive Business Cooperation Agreement, dated February 20, 2019, between WFOE and Fuzhou Bangchang;

6.	Exclusive Option Agreement, dated February 20, 2019, among WFOE, Fuzhou Bangchang and the shareholders of Fuzhou Bangchang;

7.	Equity Interest Pledge Agreement, dated February 20, 2019, among WFOE, Fuzhou Bangchang and the shareholders of Fuzhou Bangchang; and

8.	Voting Rights Proxy and Financial Supporting Agreement, dated February 20, 2019, among WFOE, Fuzhou Bangchang and the shareholders of Fuzhou Bangchang